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                                                                    EXHIBIT 5.1

                        [Dorsey & Whitney LLP Letterhead]

                                  June 17, 1999


ADC Telecommunications, Inc.
12501 Whitewater Drive,
Minnetonka, Minnesota 55343

                Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a registration statement on Form S-8 relating to the sale by the Company from time to time of up to 39,400 shares (the "Shares") of common stock, par value $.20 per share, of the Company. The Shares will be issuable under the ADC Telecommunications, Inc./Spectracom, Inc. 1997 Employee Stock Option Plan (the "Plan").

                We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

                Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

                Our opinions expressed above are limited to the laws of the State of Minnesota.

                We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 of the Company relating to the Plan.

                                Very truly yours,

                                /s/ Dorsey & Whitney LLP


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